EXHIBIT 16


Yield Computation Schedule

                                          Cash Management         SNAP FUND
                                          ------------------------------------
Account Balance (1 share @ 1.00)              1.000000000        1.000000000

Dividend Declaration
Cash Management         SNAP
-----------------------------------------
October 25, 1995     December 25, 1995        0.000159228        0.000154780
October 26, 1995     December 26, 1996        0.000158605        0.000154395
October 27, 1995     December 27, 1996        0.000158287        0.000153561
October 28, 1995     December 28, 1996        0.000158286        0.000153080
October 29, 1995     December 29, 1997        0.000158286        0.000156685
October 30, 1995     December 30, 1997        0.000158609        0.000156684
October 31, 1995     December 31, 1997        0.000159463        0.000156684
                                          ------------------------------------
                                              0.001110764        0.001085869

Ending Account Balance                        1.001110764        1.001085869
Less: Beginning Account Balance               1.000000000        1.000000000
                                          ------------------------------------
                                              0.001110764        0.001085869

Base Period Return
   (Difference/Beginning Account Balance)     0.001110764        0.001085869

Yield Quotation
   (Base Period Return * 365/7)                      5.79%              5.66%

Effective Yield Quotation
  [(Base Period Return +1) ^ 367/7)]                 5.96%              5.82%


30 Day Base Period Ended October 31, 1995


                                                                       Intermediate        Fixed
                                                                        Duration           Income
                                                                    ----------------------------------
a= dividends and interest earned during the month                      61,605.74            178,921.36
b= expenses accrued during month                                          482.52              1,384.64
c= average dividend shares outstanding during the month               886,374.01          2,475,039.31
d= net asset value price per share on the last day of the month            13.31                 13.71

     Fund Yield 2 * [((a-b)/cd+1) ^ 6.1]                                    6.30%                 6.36%


Performance Calculation

                               Intermediate         Fixed           Cash
                                 Duration           Income        Management
                             --------------------------------------------------
Initial Investment                 1,000.00         1,000.00        1,000.00
Initial NAV                           12.50            12.50            1.00
Initial Shares                        80.00            80.00        1,000.00
Shares from Distribution               4.43             4.54           50.60
End of Period NAV                     13.31            13.71            1.00
Total Return                          12.38%           15.90%           5.06%